Exhibit 99.1

Bottomline Announces Stock Repurchases

PORTSMOUTH, N.H. – May 2, 2016 – Bottomline Technologies (NASDAQ: EPAY), a leading provider of cloud-based payment, invoice and banking solutions, today announced that it intends to purchase shares of the company’s common stock in open market transactions and other transactions under the company’s previously authorized $20 million stock repurchase program.

“We believe our stock is an attractive investment opportunity at current levels” said Rick Booth, Chief Financial Officer. “Our strong balance sheet and predictable cash flow allows us to repurchase shares while continuing to invest in opportunities that will drive long-term growth.”

Stock repurchases may be executed pursuant to trading plans established pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934 and through various means, including, without limitation, open market transactions, privately negotiated transactions or tender offers. The Stock Repurchase Program expires on November 19, 2017 and does not obligate the Company to purchase any shares. The authorization for the Stock Repurchase Program may be terminated, increased or decreased by the Company’s Board of Directors at any time.

About Bottomline Technologies

Bottomline Technologies (NASDAQ: EPAY) powers mission-critical business transactions. We help our customers optimize financially-oriented operations and build deeper customer and partner relationships by providing a trusted and easy-to-use set of cloud-based digital banking, fraud prevention, payment, financial document, insurance and healthcare solutions. Over 10,000 corporations, financial institutions and banks benefit from Bottomline solutions. Headquartered in the United States, Bottomline also maintains offices in Europe and Asia-Pacific. For more information, visit www.bottomline.com.

Bottomline Technologies and the Bottomline Technologies logo are trademarks of Bottomline Technologies, Inc. which may be registered in certain jurisdictions. All other brand/product names may be trademarks of their respective owners.

Cautionary Language

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including but not limited to statements containing the words “believes,” “plans,” “anticipates,” “expects,” “look forward”, “confident”, “estimates” and similar expressions) should be considered to be forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors including, among others, competition, market demand, technological change, strategic relationships, recent acquisitions, international operations and general economic conditions. For additional discussion of factors that could impact Bottomline Technologies’ operational and financial results, refer to our Form 10-K for the fiscal year ended June 30, 2015 and the subsequently filed Form 10-Q’s and Form 8-K’s or amendments thereto. We also post additional financial information (such as financial results, non-GAAP financial projections, GAAP to Non-GAAP reconciliations and links to our Security and Exchange Commission filings) within the “Investors” section of our website. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Contact for Media:

Rick Booth

Bottomline Technologies

603-501-6270

rbooth@bottomline.com